Exhibit 99.1

GateHouse Media Announces Second Quarter 2007 Results

Second Quarter 2007 Highlights

•	Operating income was $18.4 million for the second quarter 2007.

•

Revenues, including those from our Huntington, WV operations, increased 133% to $161.9 million in the second quarter 2007 from the second quarter 2006. After giving effect to revenues from the SureWest Directories operations, revenues increased to $166.6 million.

•	As Adjusted EBITDA increased 162% to $41.4 million in the second quarter 2007 from the second quarter 2006.

•	Levered Free Cash Flow increased 192% to $17.4 million in the second quarter 2007 from the second quarter 2006.

•	Increased second quarter dividend 8% over the prior quarter (and 25% since the IPO) to $0.40 per share, or $15.7 million.

•

Closed on approximately $800 million in local media business acquisitions in second quarter of 2007 in 3 transactions, including $410 million acquisition of 12 publications (including 4 daily newspapers) from Gannett and $380 million acquisition of 9 publications (including 7 daily newspapers) from The Copley Press, Inc.

Recent Developments

•	Completed follow-on offering of 18.7 million shares of common stock, at an offering price of $18.45 per share. Repaid in full the $300 million Bridge Credit Facility.

•	Launched GateHouse News Service, a comprehensive print and on-line content resource that will be made available to GateHouse Media and third party local newspapers throughout the country.

FAIRPORT, NY. August 13, 2007 - GateHouse Media, Inc. (the “Company” or “GateHouse Media”) (NYSE: GHS) today reported financial results for the quarter ended June 30, 2007.

The Company recorded revenues of $161.9 million, operating income of $18.4 million, net loss of $2.0 million and As Adjusted EBITDA of $41.4 million for the second quarter ended June 30, 2007. Reported revenues did not include an additional $4.7 million from the Company’s SureWest directories business in the second quarter due to purchase accounting requirements. With this additional $4.7 million of revenue, revenues in the second quarter were $166.6 million, up 0.8% on a same store basis over the prior year.

Excluding corporate costs, which have increased from the previous year due to the requirements of being a newly public company, As Adjusted EBITDA was $45.1 million, an increase of 2.7% on a same store sales basis over the second quarter of 2006. The Company reported Adjusted Levered Free Cash Flow of $17.4 million for the second quarter and the Company paid a second quarter dividend on July 16, 2007 of $.40 per share, or an aggregate of $15.7 million. As Adjusted EBITDA and Adjusted Levered Free Cash Flow are non-GAAP financial measures and should not be considered an alternative to income from operations, net income (loss), cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. A table reconciling net (loss) income to As Adjusted EBITDA and Adjusted Levered Free Cash Flow, as well as a description of how the Company uses and calculates As Adjusted EBITDA and Adjusted Levered Free Cash Flow immediately follows the financial statements included with this press release.

The Company also reported that online revenues grew 31.7% on a same store sales basis as the Company’s online strategy continues to be implemented. The Company’s online revenues have a much larger base because of the Gannett and Copley acquisitions which closed during the second quarter. This lowers the overall online revenue growth percentages. However, excluding those second quarter acquisitions the remainder of the Company’s online revenues increased 73.2%. EBITDA margins at the Company’s businesses, excluding corporate costs, increased to 27.0% from 26.6% in second quarter 2007 versus second quarter 2006.

Finally, the Company closed on 3 acquisitions in the second quarter with total purchase price of approximately $800 million. The acquisitions are expected to be immediately accretive to free cash flow per share. Since its IPO, GateHouse has invested over $1 billion in new assets, in 11 separate transactions. The Company has also entered into an agreement to sell its Huntington, West Virginia operations for $77 million.

Michael E. Reed, GateHouse Media’s Chief Executive Officer, commented, “We are very pleased with GateHouse’s second quarter performance both with respect to operations and acquisitions. Excluding corporate costs and including our directories business, our company-wide As Adjusted EBITDA of $45.1 million increased 2.7% on a same store sales basis and EBITDA margins for the entire company, including corporate expenses, were 24.8%. This strong performance reflects our focus on enhancing local media revenues, initiating new product launches, implementing our online strategy, integrating acquisitions, maintaining good cost discipline and benefiting from reduced newsprint pricing.

“We closed on 3 strategic acquisitions in the local media space in the second quarter and continue to see a strong pipeline of locally focused, dominant media businesses for sale. We remain enthused about the hyper local media space and optimistic about our prospects for the remainder of 2007.”

Business Strategy

GateHouse’s business strategy is to focus on increasing its earnings and dividends to shareholders by growing As Adjusted EBITDA and Adjusted Levered Free Cash Flow through:

•	Organic growth at existing media properties through increases in online and niche product revenues, geographic clustering of publications to realize operating efficiencies, and

•	Accretive acquisitions of locally focused media businesses.

Earnings Call

The Company has scheduled a conference call to discuss results on August 14, 2007 at 10:00 AM EDT. The conference call can be accessed by dialing (800) 817-2743 (from within the U.S.) or (913) 981-4915 (from outside of the U.S.) ten minutes prior to the scheduled start and referencing the “GateHouse Media Second Quarter Earnings Call.”

A webcast of the conference call will be available to the public on a listen-only basis at http://www.gatehousemedia.com . Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast. A replay of the webcast will be available for three months following the call.

For those who cannot listen to the live call, a replay will be available until 11:59 PM EDT on August 21, 2007 by dialing (888) 203-1112 (from within the U.S.) or (719) 457-0820 (from outside of the U.S.) please reference access code “817-4458.” A copy of this earnings release and quarterly financial supplement is posted on the Investors section of the GateHouse website.

About GateHouse Media, Inc.

GateHouse Media, Inc., headquartered in Fairport, New York, is one of the largest publishers of locally based print and online media in the United States as measured by its 87 daily publications. GateHouse Media currently serves local audiences of more than 10 million per week across 20 states through hundreds of community publications and local websites. GateHouse Media is traded on the New York Stock Exchange under the symbol “GHS.”

For more information regarding GateHouse Media and to be added to our email distribution list, please visit www.gatehousemedia.com.

Dividend

The Company’s Board of Directors had declared a second quarter cash dividend of $0.40 per share on its common stock for the quarter ending June 30, 2007, payable on July 16, 2007 to stockholders of record on June 29, 2007. This second quarter 2007 dividend marks an 8% increase over the first quarter 2007 dividend and a 25% increase since GateHouse’s IPO.

It is GateHouse’s policy to pay a stable dividend from its Adjusted Levered Free Cash Flow. GateHouse announces dividends on a quarterly basis, separately from quarterly earnings announcements.

As Adjusted EBITDA

GateHouse Media’s management utilizes As Adjusted EBITDA to evaluate the Company’s performance. This metric is based on Adjusted EBITDA, which excludes non-cash expenses such as interest expense, depreciation and amortization, income tax expense (benefit) and other non-recurring items. As Adjusted EBITDA also excludes other non-cash items such as non-cash compensation and non-recurring integration and reorganization costs. As Adjusted EBITDA is a non-GAAP financial measure and should not be considered an alternative to income from operations, net income (loss), cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. A table reconciling net (loss) income to As Adjusted EBITDA, as well as a description of how the Company uses and calculates As Adjusted EBITDA immediately follows the financial statements included with this press release. The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. In addition, because As Adjusted EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, As Adjusted EBITDA, as presented in this press release, may differ from and may not be comparable to similarly titled measures used by other companies.

Adjusted Levered Free Cash Flow

GateHouse Media’s management also utilizes Adjusted Levered Free Cash Flow to evaluate the Company’s performance because that metric will be used, along with other criteria, to determine the funds available for paying the regular quarterly dividend. This metric is based on As Adjusted EBITDA, as defined above, less capital expenditures, cash taxes and interest expense. Adjusted Levered Free Cash Flow is a non-GAAP financial measure and should not be considered an alternative to income from operations, net income (loss), cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. A table reconciling net (loss) income to Adjusted Levered Free Cash Flow, as well as a description of how the Company uses and calculates Adjusted Levered Free Cash Flow immediately follows the financial statements included with this press release. The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. In addition, because Adjusted Levered Free Cash Flow is not a measure of financial performance under GAAP and is susceptible to varying calculations, Adjusted Levered Free Cash Flow, as presented in this press release, may differ from and may not be comparable to similarly titled measures used by other companies.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three months ended June 30, 2007	Three months ended June 30, 2006	Six months ended June 30, 2007	Six months ended June 30, 2006
Revenues:
Advertising	$118,141	$52,725	$189,389	$89,184
Circulation	32,044	10,908	49,301	19,403
Commercial printing and other	8,448	5,854	14,927	10,875

Total revenues	158,633	69,487	253,617	119,462
Operating costs and expenses:
Operating costs	82,102	34,282	134,575	60,253
Selling, general and administrative	40,955	19,908	71,641	34,788
Depreciation and amortization	15,427	4,845	24,229	8,444
Integration and reorganization costs	1,615	386	2,453	2,096
Impairment of long-lived assets	82	—	201	—
Loss on sale of assets	9	151	22	592

Operating income	18,443	9,915	20,496	13,289
Interest expense	22,379	7,260	32,596	12,436
Amortization of deferred financing costs	980	85	1,203	115
Loss on early extinguishment of debt	—	702	—	702
Unrealized gain on derivative instrument	(758)	—	(375)	(2,605)
Other income	(3)	—	(208)	—

Income (loss) from continuing operations before income taxes	(4,155)	1,868	(12,720)	2,641
Income tax expense (benefit)	(1,535)	764	(4,021)	1,132

Income (loss) from continuing operations	(2,620)	1,104	(8,699)	1,509
Income from discontinued operations, net of income taxes	656 (a)	—	656 (a)	—

Net income (loss)	$(1,964)	$1,104	$(8,043)	$1,509

Earnings (loss) per share:
Basic and diluted:
Income (loss) from continuing operations	$(0.07)	$0.05	$(0.23)	$0.07
Income from discontinued operations, net of income taxes	0.02	—	0.02	—

Net income (loss)	$(0.05)	$0.05	$(0.21)	$0.07
Dividends declared per share	$0.40	$—	$0.77	$—
Basic weighted average shares outstanding	38,099,500	22,223,456	38,098,340	22,218,976

Diluted weighted average shares outstanding	38,099,500	22,459,230	38,098,340	22,534,701

(a)	Included in income from discontinued operations, net of income taxes are total revenues of $3,299 from the Huntington, WV operations.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share data)

	June 30, 2007	December 31, 2006
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$18,038	$90,302
Accounts receivable, net of allowance for doubtful accounts of $4,117 and $2,332 at June 30, 2007 and December 31, 2006, respectively	84,108	42,990
Inventory	8,811	4,664
Prepaid expenses	4,645	3,372
Deferred income taxes	3,643	2,896
Other current assets	3,738	380
Assets held for sale	3,763	—

Total current assets	126,746	144,604
Property, plant, and equipment, net of accumulated depreciation of $19,508 and $11,224 at June 30, 2007 and December 31, 2006, respectively	208,822	98,371
Goodwill	922,621	516,656
Intangible assets, net of accumulated amortization of $36,112 and $20,246 at June 30, 2007 and December 31, 2006, respectively	791,153	391,096
Deferred financing costs, net	11,602	5,297
Derivative instruments	28,170	7,972
Other assets	2,532	1,404
Long-term assets held for sale	79,376	2,323

Total assets	$2,171,022	$1,167,723

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term liabilities	$813	$487
Accounts payable	8,960	5,655
Accrued expenses	36,351	18,167
Accrued interest	13,538	2,358
Deferred revenue	25,419	14,554
Dividend payable	15,668	9,394
Liabilities held for sale	871	—

Total current liabilities	101,620	50,615
Long-term liabilities:
Long-term debt	1,498,000	558,000
Long-term liabilities, less current portion	4,324	1,324
Deferred income taxes	103,930	70,935
Pension and other postretirement benefit obligations	14,051	13,765

Total liabilities	1,721,925	694,639

Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized at June 30, 2007; none issued and outstanding at June 30, 2007 and December 31, 2006	$—	$—
Common stock, $0.01 par value, 150,000,000 shares authorized at June 30, 2007; 39,208,510 and 39,147,263 shares issued, and 39,169,840 and 39,141,263 outstanding at June 30, 2007 and December 31, 2006, respectively	381	381
Additional paid-in capital	487,990	486,011
Accumulated other comprehensive income (loss)	9,590	(2,644)
Accumulated deficit	(48,804)	(10,604)
Treasury stock, at cost, 38,670 and 6,000 shares at June 30, 2007 and December 31, 2006, respectively	(60)	(60)

Total stockholders’ equity	449,097	473,084

Total liabilities and stockholders’ equity	$2,171,022	$1,167,723

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Cash Flows

(In thousands)

	Six months ended June 30, 2007	Six months ended June 30, 2006
Cash flows from operating activities:
Net income (loss)	$(8,043)	$1,509
Income from discontinued operations, net of income taxes	656	—

Net income (loss) from continuing operations	(8,699)	1,509
Adjustments to reconcile net income (loss) to net cash provided by continuing operating activities:
Depreciation and amortization	24,229	8,444
Amortization of deferred financing costs	1,203	115
Unrealized gain on derivative instrument	(375)	(2,605)
Non-cash compensation expense	2,017	685
Deferred income taxes	(5,373)	3,521
Loss on sale of assets	22	592
Loss on early extinguishment of debt	—	702
Pension and other postretirement benefit obligations	668	70
Impairment of long-lived assets	201	—
Changes in assets and liabilities, net of acquisitions:
Accounts receivable, net	(1,555)	(944)
Inventory	1,019	(175)
Prepaid expenses	797	496
Other assets	(2,270)	(2,401)
Accounts payable	1,543	(498)
Accrued expenses and other current liabilities	6,781	1,276
Accrued interest	11,180	2,131
Deferred revenue	(537)	(685)
Long-term liabilities	(32)	247

Net cash provided by operating activities	30,819	12,480

Cash flows from investing activities:
Purchases of property, plant, and equipment	(3,663)	(5,445)
Proceeds from sale of publications and other assets	261	2,859
Acquisition of CP Media, net of cash acquired	—	(230,429)
Acquisition of Enterprise NewsMedia, LLC, net of cash acquired	(154)	(181,169)
Acquisition of The Copley Press, Inc. Newspapers, net of cash acquired	(380,829)	—
Acquisition of Gannett Co., Inc. Newspapers, net of cash acquired	(419,932)	—
Other acquisitions, net of cash acquired	(206,803)	(10,995)

Net cash used in investing activities	(1,011,120)	(425,179)

Cash flows from financing activities:
Payment of debt issuance costs	(7,433)	(5,726)
Borrowings under term loans	1,495,000	722,000
Repayments of term loans	(558,000)	—
Net borrowings under revolving credit facility	3,000	6,325
Extinguishment of credit facility, net of fees	—	(304,426)
Payment of offering costs	(647)	(340)
Issuance of common stock	—	250
Payment of dividends	(23,883)	—

Net cash provided by financing activities	908,037	418,083

Net (decrease) increase in cash and cash equivalents	(72,264)	5,384
Cash and cash equivalents at beginning of period	90,302	3,063

Cash and cash equivalents at end of period	$18,038	$8,447

Non-GAAP Financial Measures

A non-GAAP financial measure is generally defined as one that purports to measure historical or future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measure. GateHouse Media defines and uses Adjusted EBITDA, As Adjusted EBITDA and Levered Free Cash Flow, non-GAAP financial measures, as set forth below.

Adjusted EBITDA, As Adjusted EBITDA and Adjusted Levered Free Cash Flow

The Company defines Adjusted EBITDA as net income (loss) before income tax expense (benefit), depreciation and amortization and other non-recurring items. We define As Adjusted EBITDA as Adjusted EBITDA before other non-cash items such as non-cash compensation and non-recurring integration and reorganization costs. The Company defines Adjusted Levered Free Cash Flow as As Adjusted EBITDA less capital expenditures, cash taxes and interest expense.

Management’s Use of Adjusted EBITDA, As Adjusted EBITDA and Adjusted Levered Free Cash Flow

Adjusted EBITDA, As Adjusted EBITDA and Adjusted Levered Free Cash Flow are not measurements of financial performance under GAAP and should not be considered in isolation or as alternatives to income from operations, net income (loss), cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. GateHouse Media believes these non-GAAP measures, as defined above, are helpful in identifying trends in its day-to-day performance because the items excluded have little or no significance on its day-to-day operations. These measures provide assessments of controllable expenses and afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieving optimal financial performance. They provide indicators for management to determine if adjustments to current spending decisions are needed.

Adjusted EBITDA, As Adjusted EBITDA and Adjusted Levered Free Cash Flow provide GateHouse Media with measures of financial performance, independent of items that are beyond the control of management in the short-term, such as depreciation and amortization, taxation and interest expense associated with its capital structure. These metrics measure GateHouse Media’s financial performance based on operational factors that management can impact in the short-term, namely the cost structure or expenses of the organization. Adjusted EBITDA, As Adjusted EBITDA and Adjusted Levered Free Cash Flow are some of the metrics used by senior management and the board of directors to review the financial performance of the business on a monthly basis.

Limitations of Adjusted EBITDA, As Adjusted EBITDA and Adjusted Levered Free Cash Flow

Adjusted EBITDA, As Adjusted EBITDA and Adjusted Levered Free Cash Flow have limitations as analytical tools. They should not be viewed in isolation or as substitutes for GAAP measures of earnings or cash flows. Material limitations in making the adjustments to GateHouse Media’s earnings to calculate Adjusted EBITDA, As Adjusted EBITDA and Adjusted Levered Free Cash Flow and using these non-GAAP financial measures as compared to GAAP net income (loss), include: the cash portion of interest expense, income tax (benefit) provision and non-recurring charges related to gain (loss) on sale of facilities and extinguishment of debt activities generally represent charges (gains), which may significantly affect GateHouse Media’s financial results.

Stockholders and other interested persons may find these items important in evaluating GateHouse Media’s performance, results of operations and financial position. GateHouse Media uses non-GAAP financial measures to supplement its GAAP measures in order to provide a more complete understanding of the factors and trends affecting its business.

Adjusted EBITDA, As Adjusted EBITDA and Adjusted Levered Free Cash Flow are not alternatives to net income, income from operations or cash flows provided by or used in operations as calculated and presented in accordance with GAAP. Stockholders and other interested persons should not rely on Adjusted EBITDA, As Adjusted EBITDA and Adjusted Levered Free Cash Flow as substitutes for any such GAAP financial measures. GateHouse Media strongly urges stockholders and other interested persons to review the reconciliation of net (loss) income to Adjusted EBITDA, As Adjusted EBITDA and Adjusted Levered Free Cash Flow, along with its consolidated financial statements included elsewhere in this release. GateHouse Media also strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. In addition, because Adjusted EBITDA, As Adjusted EBITDA and Adjusted Levered Free Cash Flow are not measures of financial performance under GAAP and are susceptible to varying calculations, the Adjusted EBITDA, As Adjusted EBITDA and Adjusted Levered Free Cash Flow measures, as presented in this release, may differ from and may not be comparable to similarly titled measures used by other companies.

GATEHOUSE MEDIA, INC. AND SUBSIDIARIES

Unaudited As Adjusted EBITDA

(In thousands)

	Three months ended June 30, 2007		Three months ended June 30, 2006	Six months ended June 30, 2007		Six months ended June 30, 2006
Income (loss) from continuing operations	$(2,620)		$1,104	$(8,699)		$1,509
Income tax expense (benefit)	(1,535)		764	(4,021)		1,132
Unrealized gain on derivative instrument	(758)		—	(375)		(2,605)
Loss on early extinguishment of debt	—		702	—		702
Amortization of deferred financing costs	980		85	1,203		115
Interest expense	22,379		7,260	32,596		12,436
Impairment of long-lived assets	82		—	201		—
Depreciation and amortization	15,427		4,845	24,229		8,444

Adjusted EBITDA from continuing operations	33,955		14,760	45,134		21,733
Non-cash compensation and other expense	1,292		422	3,161		1,126
Non-cash portion of postretirement benefits expense	354		70	668		70
Integration and reorganization costs	1,615		386	2,453		2,096
Loss on sale of assets	9		151	22		592
Impact of SureWest Directories purchase accounting	3,073		—	4,088		—
Income from discontinued operations	1,060		—	1,060		—

As Adjusted EBITDA	41,358		15,789	56,586		25,617
Capital expenditures	(1,564	) (a)	(2,559)	(3,402	) (a)	(2,586	) (a)
Interest expense	(22,379)		(7,260)	(32,596)		(12,436)

Levered Free Cash Flow	$17,415		$5,970	$20,588		$10,595

(a)	Capital expenditures include proceeds from sale of publications and other assets of $0.1 million for the three months ended June 30, 2007 and $0.3 million and $2.9 million for the six months ended June 30, 2007 and June 30, 2006, respectively.

Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to various risks and uncertainties, including without limitation, statements relating to progress made by the Company in its integration efforts, growth in revenues and cash flow, on-line revenues and potential acquisition opportunities. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “would,” “project,” “predict,” “continue” or other similar words or expressions. Forward looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although the Company believes that the expectations reflected in such forward looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on the Company’s operations and future prospects or which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, the Company’s limited operating history on a combined basis, the Company’s ability to generate sufficient cash flow to cover required interest, long-term obligations and dividends, the effect of the Company’s indebtedness and long-term obligations on its liquidity, the Company’s ability to effectively manage its growth, unforeseen costs associated with the acquisition of new properties, the Company’s ability to find suitably priced acquisitions, the Company’s ability to integrate acquired assets and businesses, any increases in the price or reduction in the availability of newsprint, seasonal and other fluctuations affecting the Company’s revenues and operating results, any declines in circulation, the Company’s ability to obtain additional capital on terms acceptable to it, the Company’s vulnerability to economic downturns, regulatory changes or acts of nature in certain geographic areas, increases in competition for skilled personnel, departure of key officers, increases in market interest rates, the cost and difficulty of complying with increasing and evolving regulation, and other risks detailed from time to time in the Company’s SEC reports, including but not limited to its Prospectus filed with the SEC on July 18, 2007 under Commission File Number 333-144227. When considering forward- looking statements, readers should keep in mind the risk factors and other cautionary statements in such SEC filings. Readers are also cautioned not to place undue reliance on any of these forward-looking statements, which reflect management’s views as of the date of this press release and/or the associated earnings conference call. The factors discussed above and the other factors noted in the Company’s SEC filings could cause actual results to differ significantly from those contained in any forward-looking statement. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements and expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements to reflect any change in expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.